Exhibit 99.1

deCODE to Raise $30 Million in Common Stock Offering

Reykjavik, ICELAND, July 14, 2006 — deCODE genetics (Nasdaq:DCGN) today announced that it has obtained commitments from several new and existing institutional investors to purchase $30 million of its common stock. Under the terms of the transaction deCODE will sell 6 million shares at $5.00 per share. The aggregate net proceeds, after expenses, are expected to be approximately $27.8 million. The transaction is subject to certain customary closing conditions and is expected to close on or about July 18. All of the shares of common stock are being offered by deCODE pursuant to an effective registration statement previously filed with the Securities and Exchange Commission. Lehman Brothers Inc. served as the lead placement agent and Thomas Weisel Partners LLC served as co-placement agent.

This offering of shares of common stock may be made only by means of the prospectus supplement and accompanying prospectus. Copies of the final prospectus supplement and accompanying prospectus can be obtained from Lehman Brothers Inc., c/o ADP Financial Services, Prospectus Fulfillment, 1155 Long Island Avenue, Edgewood, New York 11711, monica_castillo@adp.com. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

About deCODE
deCODE genetics (NASDAQ:DCGN) is a global leader in applying human genetics to develop drugs for common diseases.

Any statements contained in this presentation that relate to future plans, events or performance, including statements regarding the number and price of shares of common stock we expect to sell and the expected closing date of the offering, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, among others, that the offering does not close or that there will be unanticipated costs and expenses related to the offering as well as  those relating to technology and product development, integration of acquired businesses, market acceptance, government regulation and regulatory approval processes, intellectual property rights and litigation, dependence on collaborative relationships, ability to obtain financing, competitive products, industry trends and other risks identified in deCODE’s filings with the Securities and Exchange Commission. deCODE  undertakes no obligation to update or alter these forward-looking statements as a result of new information, future events or otherwise.